Exhibit 99.1

MediciNova, Inc.

4350 La Jolla Village Drive, Suite 950

San Diego, CA 92122

December 22, 2008

Zola Horovitz, Ph.D.

Chairman of the Board

Avigen, Inc.

1301 Harbor Bay Parkway

Alameda, CA 94502

Dear Dr. Horovitz:

The purpose of this letter is to provide you with more details concerning the recent expression of interest MediciNova, Inc. (“MediciNova”) made to Avigen, Inc. (“Avigen”) with respect to a potential merger of the two companies in the letter to you dated December 9, 2008.

Our present thinking, based upon the information in publicly available documents and preliminary due diligence, is that we would offer as consideration a combination of registered MediciNova common stock and shares of a MediciNova convertible security for each share of Avigen common stock outstanding. In connection with the merger, Avigen would wind up all of its business activities, including satisfying all of its obligations by way of indebtedness, severance and related liabilities, while retaining all intellectual property assets for the combined companies.

MediciNova proposes that at closing each Avigen shareholder will receive a pro rata portion of 1.75 million shares of MediciNova common stock. In consideration for this, MediciNova will receive $7 million of Avigen cash.

The remaining amount of Avigen cash after Avigen’s wind-up activities are completed and less the $7 million in cash received by MediciNova (the “Net Cash Assets”) will be sequestered and, unless converted earlier as described in the next sentence, not used until the later of March 31, 2010 or 12 months from the closing of the merger transaction (the “Final Conversion Date”). The Net Cash Assets of Avigen will be attested by an independent auditor. The convertible security issued by MediciNova as consideration would allow each Avigen stockholder at their election to either (i) convert each share of such convertible security into shares of MediciNova common stock at a conversion price of $4.00 per share at certain pre-specified accelerated conversion dates or the Final Conversion Date or (ii) have the convertible security redeemed by MediciNova on the Final Conversion Date for cash in an amount per share which represents the Net Cash Assets per share of Avigen.

Based on this proposal, we note that the proposed transaction values each Avigen share at a substantial premium to both your recent stock price and the closing average market price of Avigen’s common stock since your October 21, 2008 announcement. Additionally, the convertible security allows each Avigen stockholder the choice of receiving cash in an amount not presently available to them, other than in a liquidation scenario, or participating in what we believe will be growth in value of the combined entity.

We continue to believe that a merger between MediciNova and Avigen would be in the best interests of the stockholders of both companies for many reasons, including the likely incremental increase in value of the Companies’ combined product candidates. We note that it also addresses the recent pressures Avigen has faced from its stockholder base.

Our proposal remains subject to the completion of customary due diligence, as well as the negotiation of definitive transaction agreements and the satisfaction of necessary approvals and customary conditions to closing of a transaction to be set forth in such agreements. While this letter, and our prior letter to you dated December 9, 2008, are not intended as a binding offer, we continue to stand ready to meet with you and your advisors immediately to discuss this matter.

Please be advised that, because of the past relationships among various of our respective directors, MediciNova has constituted a Special Committee of Directors to represent MediciNova with respect to the proposed business combination. That Special Committee consists of myself as Chair, along with Alan Dunton, Arlene Morris and Hideki Nagao from the MediciNova Board. Our Committee continues to believe this proposal represents a unique opportunity for Avigen’s stockholders and we look forward to a prompt and favorable reply.

Very truly yours,

By:	/s/ Jeff Himawan
Jeff Himawan, Ph.D. Chairman of the Board of Directors